UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No.___)*

                          Fog Cutter Capital Group Inc.
                          -----------------------------
                                (Name of Issuer)

                         Common Stock, $0.0001 par value
                         -------------------------------
                         (Title of Class of Securities)

                                    971892104
                                    ---------
                                 (CUSIP Number)


                                  June 13, 2007
                                  -------------
                      (Date of Event which Requires Filing
                               of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

              [ ]      Rule 13d-1(b)
              [X]      Rule 13d-1(c)
              [ ]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------                                           ------------------
CUSIP No. 971892104                   13G                     Page 2 of 8 Pages
-------------------                                           ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Boston Provident, L.P.
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF            ------ ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED                       413,700
BY                   ------ ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      0
WITH                 ------ ----------------------------------------------------
                           8 SHARED DISPOSITIVE POWER

                            413,700
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           413,700
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           N/A
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           5.2%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

-------------------                                           ------------------
CUSIP No. 971892104                   13G                     Page 3 of 8 Pages
-------------------                                           ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Boston Provident Administration, Inc.
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF            ------ ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED                       10,300
BY                   ------ ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      0
WITH                 ------ ----------------------------------------------------
                           8 SHARED DISPOSITIVE POWER

                            10,300
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           10,300
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           N/A
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.1%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           CO
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

-------------------                                           ------------------
CUSIP No. 971892104                   13G                     Page 4 of 8 Pages
-------------------                                           ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Orin S. Kramer
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            29,000
NUMBER OF            ------ ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED                       424,000
BY                   ------ ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      29,000
WITH                 ------ ----------------------------------------------------
                           8 SHARED DISPOSITIVE POWER

                            424,000
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           453,000
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           N/A
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           5.7%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

Item 1(a)           Name of Issuer:
                    --------------

                    The name of the issuer is Fog Cutter Capital Group Inc. (the "Company")

Item 1(b)           Address of Issuer's Principal Executive Offices:
                    -----------------------------------------------

                    The Company's principal executive office is located at 1410 SW Jefferson Street, Portland, Oregon 97201.

Items 2(a)          Name of Person Filing:
                    ---------------------

                    This statement is filed by: (i) Boston Provident, L.P., a Delaware limited partnership (the "General Partner"), with respect to shares of Common Stock (the "Shares") of the Company beneficially owned by Boston Provident Partners, L.P. ("BP Fund") and BP Institutional Partners, L.P. ("BP Institutional"), (ii) Boston Provident Administration, Inc., a Delaware corporation (the "Manager"), with respect to Shares beneficially owned by TW Partners, Ltd. ("TW Fund") and (iii) Orin S. Kramer, a United States citizen, with respect to Shares beneficially owned by him, the General Partner, BP Fund, BP Institutional, the Manager and TW Fund. The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosure herein with respect to persons other than the Reporting Persons is made on information and belief after making inquiry to the appropriate party.

                    The Reporting Persons have entered into a Joint Filing Agreement, a copy of which is filed with this Schedule 13G as Exhibit 99.1, pursuant to which they have agreed to file this Schedule 13G jointly in accordance with the provisions of Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended.

Item 2(b)           Address of Principal Business Office:
                    ------------------------------------

                    The address of the principal business office of each of the Reporting Persons is 600 Madison Avenue, 18th Floor, New York, New York 10022.

Item 2(c)           Citizenship:
                    -----------

                    Each of the General Partner and the Manager is organized under the laws of the State of Delaware. Mr. Kramer is a citizen of the United States.

Item 2(d)           Title of Class of Securities:
                    ----------------------------

                    Common Stock, $0.0001 par value ("Common Stock")

Item 2(e)           CUSIP Number:
                    ------------

                    971892104

Item 3              Not Applicable

Item 4              Ownership:
                    ---------

                    The percentages used herein are calculated based upon the Shares issued and outstanding as of April 30, 2007 as reported on the Company's annual report on Form 10-Q filed with the Securities and Exchange Commission for the fiscal year ended May 11, 2007.

                    As of the close of business on June 21, 2007:

                    1. Boston Provident, L.P.
                    (a) Amount beneficially owned: 413,700
                    (b) Percent of class: 5.2%
                    (c)(i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 413,700
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                    413,700

                    2. Boston Provident Administration, Inc.
                    (a) Amount beneficially owned: 10,300
                    (b) Percent of class: Less than 0.1%
                    (c)(i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 10,300
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                    10,300

                    3. Orin S. Kramer
                    (a) Amount beneficially owned: 453,000
                    (b) Percent of class: 5.7%
                    (c)(i) Sole power to vote or direct the vote: 29,000
                    (ii) Shared power to vote or direct the vote: 424,000
                    (iii) Sole power to dispose or direct the disposition:
                    29,000
                    (iv) Shared power to dispose or direct the disposition:
                    424,000

                    The General Partner and the Manager do not directly own any Shares. By virtue of the General Partner's position as the general partner of BP Fund and BP Institutional, the General Partner possesses voting and dispositive power over the Shares held by BP

                    Fund and BP Institutional. Pursuant to an investment management agreement, the Manager maintains voting and dispositive power with respect to the Shares held by TW Fund. Mr. Kramer controls each of the General Partner and the Manager and also maintains sole voting and dispositive power with respect to 29,000 Shares. Each of the General Partner, the Manager and Mr. Kramer (except with respect to the 29,000 Shares) disclaim beneficial ownership of any of the securities covered by this statement.

Item 5              Ownership of Five Percent or Less of a Class:
                    --------------------------------------------

                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

                    [ ]

Item 6              Ownership of More than Five Percent on Behalf of Another
                    --------------------------------------------------------
                    Person:
                    ------

                    Not Applicable

Item 7              Identification and Classification of the
                    ----------------------------------------
                    Subsidiary Which Acquired the Security Being
                    --------------------------------------------
                    Reported on By the Parent Holding Company:
                    -----------------------------------------

                    Not Applicable

Item 8              Identification and Classification of Members of the Group:
                    ---------------------------------------------------------

                    Not Applicable

Item 9              Notice of Dissolution of Group:
                    ------------------------------

                    Not Applicable

Item 10             Certification:
                    -------------

                    By signing below the signatory certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: June 25, 2007

BOSTON PROVIDENT, L.P.

By:  OSK LLC


By: /s/ Orin S. Kramer
   -----------------------------
       Name:   Orin S. Kramer
       Title:  Managing Member


BOSTON PROVIDENT ADMINISTRATION, INC.


By: /s/ Orin S. Kramer
   -----------------------------
       Name:   Orin S. Kramer
       Title:  President


ORIN S. KRAMER


/s/ Orin S. Kramer
--------------------------------